UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2013

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into A Material Definitive Agreement.

On November 18, 2013, POZEN Inc., a Delaware corporation (“POZEN”), and AstraZeneca AB, a Swedish corporation (“AstraZeneca”) and Horizon Pharma USA Inc. (“Horizon”), entered into certain agreements in connection with AstraZeneca’s divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO® (naproxen / esomeprazole magnesium) delayed release tablets in the U.S. (the “Divestiture”) to Horizon.

In order to facilitate the Divestiture, POZEN and AstraZeneca entered into an Amended and Restated Collaboration and License Agreement for the United States (the “U.S. Agreement”) and an Amended and Restated License and Collaboration Agreement for Outside the United States (the “ROW Agreement”), which agreements collectively amend and restate that certain Collaboration and License Agreement, dated as of August 1, 2006, as amended, (the “Original Agreement”) regarding the development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor (“PPI”) esomeprazole magnesium with the non-steroidal anti-inflammatory drug (“NSAID”) naproxen, in a single tablet for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID associated gastric ulcers by separating the rights and obligations contained in the Original Agreement into the U.S. Agreement and the ROW Agreement.  Otherwise, the material terms of the Original Agreement (as previously disclosed by POZEN) remain in effect and unchanged.  AstraZeneca has assigned the U.S. Agreement to Horizon in connection with the Divestiture with POZEN’s consent.

Immediately following the consummation of the Divestiture, POZEN and Horizon entered into Amendment No. 1 to the U.S. Agreement which, among other things, amends the royalty provisions of the U.S. Agreement to provide for a guaranteed annual minimum royalty amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million in each calendar year thereafter, provided that the patents owned by POZEN which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace.  Amendment No. 1 also provides that Horizon has assumed AstraZeneca’s right to lead the on-going Paragraph IV litigation relating to VIMIVO currently pending in the United States District Court for the District of New Jersey and will assume all patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by POZEN, amends certain time periods for Horizon’s delivery of quarterly sales reports to POZEN, and provides for quarterly update calls between the parties to discuss VIMOVO’s performance and Horizon’s commercialization efforts.

Lastly, POZEN, AstraZeneca and Horizon have executed a letter agreement whereby POZEN expressly consented to the assignment by AstraZeneca and the assumption by Horizon of the U.S. Agreement.  In addition, the letter agreement establishes a process for AstraZeneca and Horizon to determine if sales milestones set forth in the Original Agreement are achieved on a global basis and other clarifications and modifications required as a result of incorporating the provisions of the Original Agreement into the U.S. Agreement and the ROW Agreement or as otherwise agreed by the parties.

The foregoing is a summary of the material terms of the Amendment, the U.S. Agreement and ROW Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements which will be filed as exhibits to the Company’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  November 19, 2013